Exhibit 10.1

VCA INC.

DEFERRED COMPENSATION PLAN

VCA INC.

DEFERRED COMPENSATION PLAN

VCA Inc., a Delaware corporation (the “Company”), on behalf of the Company, Vicar Operating, Inc., a Delaware corporation, and the Related Companies, hereby establishes the VCA Inc. Deferred Compensation Plan (the “Plan”), effective May 1, 2017 (the “Effective Date”), for the purpose of attracting and retaining high quality executives, veterinarians and Directors, and promoting in them increased efficiency and an interest in the successful operation of the Company and its Related Companies. The Plan is intended to, and will be interpreted to, comply in all respects with Code Section 409A and those provisions of ERISA applicable to an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees.”

ARTICLE 1

DEFINITIONS

1.1 “401(k) Refund Offset Amount” means, for any particular Plan Year, an amount of Base Salary, if any, that is approximately equal to the gross amount that is refunded to a Participant under a plan qualified pursuant to Code Section 401(k) during a Plan Year as a result of such qualified plan’s nondiscrimination testing for the prior Plan Year.

1.2 “Account” or “Accounts” means the bookkeeping account or accounts established under this Plan pursuant to Article 4.

1.3 “Base Salary” means a Participant’s annual base salary, excluding incentive and discretionary bonuses, commissions, reimbursements and other non-regular remuneration, received from the Company or any Related Company, as applicable, prior to reduction for any salary deferrals under benefit plans sponsored by the Company, including but not limited to, plans established pursuant to Code Section 125 or qualified pursuant to Code Section 401(k).

1.4 “Beneficiary” or “Beneficiaries” means the person, persons or entity designated as such pursuant to Section 7.1.

1.5 “Board” means the Board of Directors of the Company.

1.6 “Bonus(es)” means amounts paid to the Participant by the Company, or any Related Company, as applicable, in the form of discretionary or incentive compensation or any other bonus designated by the Committee, before reductions for contributions to or deferrals under any pension, deferred compensation or benefit plans sponsored by the Company.

1.7 “Cause” means, (a) with respect to any Participant who is a party to an employment or service agreement or employment policy manual with the Company or any Related Companies and which agreement or policy manual provides for a definition of Cause, as defined therein; and (b) with respect to any other Participant, (i) the commission of, or plea of guilty or no contest to, a felony or a crime involving moral turpitude or the commission of any other act involving willful malfeasance or material fiduciary breach with respect to the Company or a Related Company; (ii) commission (whether by act or omission) of an act involving deceit, fraud, dishonesty, perjury or embezzlement regarding the Company or any Related Companies; (iii) breach of any of the Company’s or a Related Company’s written policies or procedures applicable to the Participant, which is not cured, if curable (as determined by the Committee), within ten calendar days of notice from the Company; (iv) repeatedly being under the influence of drugs or alcohol (other than over-the-counter or prescription medicine or other medically-related drugs to the extent they are taken in accordance with their directions and under the supervision of a physician) which inhibits the performance of the Participant’s duties, or, while under the influence of such drugs or alcohol, engaging in inappropriate conduct during the performance of the Participant’s duties to the Company or any Related Company; (v) failure to follow lawful directives of the Participant’s supervisor or the Board that are commensurate with the Participant’s position; (vi) continued refusal to substantially perform the duties of the Participant’s position, which is not cured, if curable (as determined by the Committee), within ten days of notice from the Company or any Related Company; (vii) action or conduct that results in or could reasonably be expected to result in reputational or economic harm to the Company or any Related Company; (viii) gross negligence or willful misconduct with respect to the Company or a Related Company; or (ix) material violation of state or federal securities laws. The Committee, in its absolute discretion, will determine the effect of all matters and questions relating to whether a Participant has been discharged for Cause.

1.8 “Change in Control Event” means a “change in the ownership,” “change in effective control,” or “change in the ownership of a substantial portion of the assets,” as determined in accordance with Treas. Reg. § 1.409A-3(i)(5), including without limitation the identification of the relevant corporation to which a “change in control event” must relate under Treas. Reg. §1.409A-3(i)(5)(ii). Notwithstanding the foregoing, the consummation of the transactions contemplated in the Agreement and Plan Of Merger (“Merger Agreement”), dated as of January 7, 2017, by and among the Company, MMI Holdings, Inc., a Delaware corporation (“Acquiror”), Venice Merger Sub Inc., a Delaware corporation and direct or indirect wholly owned Subsidiary of Acquiror (“Merger Sub”), and Mars, Incorporated, a Delaware corporation (“Parent”) whereby, pursuant to the terms of the Merger Agreement, the Merger Sub will merge with and into the Company, with the Company being the surviving corporation and the Company will become a direct or indirect wholly owned Subsidiary of Acquiror and Parent, will not be treated as a Change in Control Event for purposes of this Agreement.

1.9 “Code” means the Internal Revenue Code of 1986, as amended, as interpreted by Treasury regulations and applicable authorities promulgated thereunder.

1.10 “Commissions” means commissions payable to the Participant for the applicable Plan Year (as determined by the Committee in compliance with Code Section 409A) before reductions for contributions to or deferrals under any pension, deferred compensation or benefit plans sponsored by the Company.

1.11 “Committee” means the person or persons appointed by the Board to administer the Plan in accordance with Article 9.

1.12 “Company Contributions” means non-elective deferred compensation credits allocated on a notional basis to the recordkeeping Accounts of Participants by the Company, as applicable, pursuant to Section 3.3.

1.13 “Company Contribution Account” means the recordkeeping Account maintained for the benefit of the Participant that is credited with Company Contributions, if any, pursuant to Section 4.2.

1.14 “Compensation” means all amounts eligible for deferral for a particular Plan Year under Section 3.1.

1.15 “Crediting Rate” means the notional gains and losses credited on the Participant’s Account balance that are based on the Participant’s choice among the investment alternatives made available by the Committee pursuant to Section 3.4 of the Plan.

1.16 “Deferral Account” means an Account maintained for each Participant that is credited with Participant deferrals pursuant to Section 4.1.

1.17 “Director” means a member of the Board.

1.18 “Director’s Fees” means cash compensation for services as a member of the Board of Directors of the Company, excluding reimbursement of expenses or other non-regular forms of compensation, before reductions for contributions to or deferrals under any deferred compensation plan sponsored by the Company. The Committee may, in its discretion, provide for separate Participant Elections for the portion of the Director’s Fees that serves as a cash retainer and the portion of the Director’s Fees that reflects cash meeting fees.

1.19 “Disability” or “Disabled” means (consistent with the requirements of Code Section 409A) that the Participant (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant’s Employer. For purposes of this Plan, a Participant will be deemed Disabled if determined to be totally disabled by the Social Security Administration. A Participant will also be deemed Disabled if determined to be disabled in accordance with the applicable disability insurance program of such Participant’s Employer, provided that the definition of “disability” applied under such disability insurance program complies with the requirements of this Section.

1.20 “Distributable Amount” means the vested balance in the applicable Account as determined under Article 4.

1.21 “Eligible Employee” means a highly compensated or management level employee or Director of an Employer selected by the Committee to be eligible to participate in the Plan.

1.22 “Employer(s)” will be defined as follows:

(a) Except as otherwise provided in part (b) of this Section, the term “Employer” means the Company, any of its subsidiaries, or any Related Company and any of their subsidiaries (now in existence or hereafter formed or acquired) that have been selected by the Board to participate in the Plan and have adopted the Plan as a sponsor, or are designated as an adopting Employer on Schedule A attached hereto.

(b) For the purpose of determining whether a Participant has experienced a Separation from Service, the term “Employer” means:

(i) The entity for which the Participant performs services and with respect to which the legally binding right to compensation deferred or contributed under this Plan arises; and

(ii) All other entities with which the entity described above would be aggregated and treated as a single employer under Code Section 414(b) (controlled group of corporations) and Code Section 414(c) (a group of trades or businesses, whether or not incorporated, under common control), as applicable. In order to identify the group of entities described in the preceding sentence, the Committee will use an ownership threshold of at least 50% as a substitute for the 80% minimum ownership threshold that appears in, and otherwise must be used when applying, the applicable provisions of (A) Code Section 1563 for determining a controlled group of corporations under Code Section 414(b), and (B) Treas. Reg. §1.414(c)-2 for determining the trades or businesses that are under common control under Code Section 414(c).

1.23 “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, including Department of Labor and Treasury regulations and applicable authorities promulgated thereunder.

1.24 “Financial Hardship” means a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse, or a dependent (as defined in Code Section 152, without regard to Code Section 152(b)(1), (b)(2), and (d)(1)(B))) of the Participant, loss of the Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, but will in all events correspond to the meaning of the term “unforeseeable emergency” under Code Section 409A.

1.25 “Fund” or “Funds” means one or more of the investments selected by the Committee pursuant to Section 3.4 of the Plan.

1.26 “Hardship Distribution” means an accelerated distribution of benefits or a cancellation of deferral elections pursuant to Section 6.5 to a Participant who has suffered a Financial Hardship.

1.27 “Interest Rate” means, for each Fund, the rate of return derived from the net gain or loss on the assets of such Fund, as determined by the Committee.

1.28 “Participant” means any Eligible Employee who becomes a Participant in this Plan in accordance with Article 2.

1.29 “Participant Election(s)” means the forms or procedures by which a Participant makes elections with respect to (a) voluntary deferrals of his/her Compensation, (b) the Funds, which will act as the basis for crediting of interest on Account balances, and (c) the form and timing of distributions from Accounts. Participant Elections may take the form of an electronic communication followed by appropriate confirmation according to specifications established by the Committee.

1.30 “Payment Date” means the date by which a total distribution of the Distributable Amount will be made or the date by which installment payments of the Distributable Amount will commence.

(a) For benefits triggered by the Participant’s Separation from Service, the Payment Date will be the first business day of the January directly following the Plan Year in which the Separation from Service occurs, and the applicable amount will be calculated as of the last business day of December of the Plan Year in which the Separation from Service occurs. Subsequent installments, if any, will be made in January of each Plan Year following the Plan Year in which the initial installment payment is payable and will be calculated as of the last business day of the preceding December.

(b) For benefits triggered by (i) the death of a Participant or (ii) the Disability of a Participant prior to Separation from Service, the Payment Date will be the first business day of the second month commencing after the month in which the event triggering the payout occurs. In the case of death, the event triggering the payout will not be deemed to have occurred for purposes of determining the Payment Date until the Committee has received such documentation reasonably necessary to establish the fact of the Participant’s death. In the case of Disability, the event triggering the payout will not be deemed to have occurred for purposes of determining the Payment Date until there is a determination that the Participant is Disabled. The Distributable Amount will be calculated as of the last business day of the month preceding the distribution; and

(c) The Payment Date of a Scheduled Distribution will be the first business day of January of the Plan Year in which the distribution is scheduled to commence, and the applicable Distributable Amount will be calculated as of the last business day of the preceding December. Subsequent installments, if any, will be calculated as of the last business day of December of each succeeding Plan Year after the initial calculation, and will be made in January of each Plan Year following the Plan Year in which the initial installment payment is payable.

(d) Notwithstanding the foregoing, to the extent required by Code Section 409A, payments triggered by the Separation from Service of a Participant who is determined to be a Specified Employee at the time of such Separation from Service will be made or commence, as applicable, on the later of: (i) the applicable Payment Date specified in Section 1.30(a); or (ii) the first business day of the month that is no earlier than six (6) months following the Separation from Service or, if earlier, the death of the Participant. The Distributable Amount will be calculated as of the last business day of the month preceding the distribution. Subsequent installments, if any, will be distributed in January of each Plan Year following the Plan Year in which the initial installment occurs, and will be valued as of the last day of the preceding December.

A distribution under this Plan will be treated as having been made on the designated Payment Date if the distribution is in accordance with Treas. Reg. §1.409A-3(d).

1.31 “Performance-Based Compensation” means compensation the entitlement to or amount of which is contingent on the satisfaction of pre-established organizational or individual performance criteria relating to a performance period of at least 12 consecutive months, as determined by the Committee in accordance with Treas. Reg. §1.409A-1(e).

1.32 “Plan Year” means the calendar year, except that the first Plan Year will begin on the Effective Date and end on the last day of the calendar year in which the Effective Date occurs.

1.33 “Qualified Plan” means a Company-sponsored qualified plan, as designated by the Committee.

1.34 “Related Company” means (a) any direct or indirect subsidiary of the Company, whether now or hereafter existing, or (b) any entity that is a professional entity (e.g., P.C., P.L.L.C., P.A., etc.) to which the Company, or any direct or indirect subsidiary of the Company, provides management, administrative, or other services, and which adopts the Plan.

1.35 “Scheduled Distribution” means a scheduled distribution date elected by the Participant for distribution of amounts from a Scheduled Distribution Account, including notional earnings thereon, as provided under Section 6.4.

1.36 “Scheduled Distribution Account” means a Participant Deferral Account to which a Scheduled Distribution election pursuant to Section 6.4 applies.

1.37 “Separation Account” means the Participant Account distributable in the event of the Participant’s Separation from Service in accordance with Section 6.1.

1.38 “Separation from Service” means a termination of services provided by a Participant to his or her Employer, whether voluntarily or involuntarily, other than by reason of death or Disability, as determined by the Committee in accordance with Treas. Reg. §1.409A-1(h). In determining whether a Participant has experienced a Separation from Service, the following provisions may be applied by the Committee, but notwithstanding such provisions the Committee will have discretion to determine whether a Participant has experienced a Separation from Service based on its determination of applicable facts and circumstances in accordance with Treas. Reg. §1.409A-1(h):

(a) For a Participant who provides services to an Employer as an employee, except as otherwise provided in part (c) of this Section, a Separation from Service will occur when such Participant has experienced a termination of employment with such Employer and all Related Companies. A Participant will be considered to have experienced a termination of employment when the facts and circumstances indicate that the Participant and his or her Employer reasonably anticipate that either (i) no further services will be performed for the Employer or any Related Company after a certain date, or (ii) that the level of bona fide services the Participant will perform for the Employer after such date (whether as an employee or as an independent contractor) will permanently decrease to less than 40% of the average level of bona fide services performed by such Participant (whether as an employee or an independent contractor) over the immediately preceding 36-month period (or the full period of services to the employer if the Participant has been providing services to the Employer less than 36 months).

(b) If a Participant is on military leave, sick leave, or other bona fide leave of absence, the employment relationship between the Participant and the Employer will be treated as continuing intact, provided that the period of such leave does not exceed 6 months, or if longer, so long as the Participant retains a right to reemployment with the Employer under an applicable statute or by contract. If the period of a military leave, sick leave, or other bona fide leave of absence exceeds 6 months and the Participant does not retain a right to reemployment under an applicable statute or by contract, the employment relationship will be considered to be terminated for purposes of this Plan as of the first day immediately following the end of such 6-month period. In applying the provisions of this paragraph, a leave of absence will be considered a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer.

(c) For a Participant, if any, who provides services to an Employer as an independent contractor, except as otherwise provided in part (c) of this Section, a Separation from Service will occur upon the expiration of the contract (or in the case of more than one contract, all contracts) under which services are performed for such Employer, provided that the expiration of such contract(s) is determined by the Committee to constitute a good-faith and complete termination of the contractual relationship between the Participant and such Employer.

(d) For a Participant, if any, who provides services to an Employer as both an employee and an independent contractor, a Separation from Service generally will not occur until the Participant has ceased providing services for such Employer as both an employee and as an independent contractor, as determined in accordance with the provisions set forth in parts (a) and (c) of this Section, respectively.

(e) Notwithstanding the foregoing provisions in this part (c), if a Participant provides services for an Employer as both an employee and as a Director, to the extent permitted by Treas. Reg. §1.409A-1(h)(5) the services provided by such Participant as a Director will not be taken into account in determining whether the Participant has experienced a Separation from Service as an employee, and the services provided by such Participant as an employee will not be taken into account in determining whether the Participant has experienced a Separation from Service as a Director.

(f) A Participant who is rehired on substantially comparable terms within 30 days of termination of employment generally will not be considered to have experienced a Separation from Service, unless otherwise provided under the terms of this Section 1.38.

1.39 “Specified Employee” means any Participant who is determined to be a “key employee” (as defined under Code Section 416(i) without regard to paragraph (5) thereof) for the applicable period, as determined annually by the Committee in accordance with Treas. Reg. §1.409A-1(i). In determining whether a Participant is a Specified Employee, the following provisions will apply:

(a) The Committee’s identification of the individuals who fall within the definition of “key employee” under Code Section 416(i) (without regard to paragraph (5) thereof) will be based upon the 12-month period ending on each December 31st (referred to below as the “identification date”). In applying the applicable provisions of Code Section 416(i) to identify such individuals, “compensation” will be determined in accordance with Treas. Reg. §1.415(c)-2(a) without regard to (i) any safe harbor provided in Treas. Reg. §1.415(c)-2(d), (ii) any of the special timing rules provided in Treas. Reg. §1.415(c)-2(e), and (iii) any of the special rules provided in Treas. Reg. §1.415(c)-2(g); and

(b) Each Participant who is among the individuals identified as a “key employee” in accordance with part (a) of this Section will be treated as a Specified Employee for purposes of this Plan if such Participant experiences a Separation from Service during the 12-month period that begins on the April 1st following the applicable identification date.

ARTICLE 2

PARTICIPATION

2.1 Enrollment Requirements; Commencement of Participation.

(a) As a condition to participation, each Eligible Employee will complete, execute and return to the Committee the appropriate Participant Elections, as well as such other documentation and information as the Committee reasonably requests, by the deadline(s) established by the Committee. In addition, the Committee may establish from time to time such other enrollment requirements as it determines, in its sole discretion, are necessary.

(b) Each Eligible Employee will commence participation in the Plan on the date that the Committee determines that the Eligible Employee has met all enrollment requirements set forth in this Plan and required by the Committee, including returning all required documents to the Committee within the specified time period.

(c) If an Eligible Employee fails to meet all requirements established by the Committee within the period required, that Eligible Employee will not be eligible to participate in the Plan during such Plan Year.

ARTICLE 3

CONTRIBUTIONS & DEFERRAL ELECTIONS

3.1 Elections to Defer Compensation. Elections to defer Compensation will take the form of a whole percentage (less applicable payroll withholding requirements for Social Security and income taxes and employee benefit plans, as determined in the sole and absolute discretion of the Committee) of up to a maximum of:

(a) 75% of Base Salary,

(b) 75% of Bonuses,

(c) 75% of Commissions, and

(d) 100% of Director’s Fees.

The Committee may, in its sole discretion, adjust for subsequent Plan Years on a prospective basis the maximum deferral percentages described in this Section for one or more types of Compensation (including, without limitation, for particular types of Bonuses) and for one or more subsequent Plan Years; such revised deferral percentages will be indicated on a Participant Election form approved by the Committee. Notwithstanding the foregoing, in no event will the maximum deferral percentages be adjusted after the last date on which deferral elections for the applicable type(s) of Compensation must be submitted and become irrevocable in accordance with Section 3.2 below and the requirements of Code Section 409A.

In addition to the deferral types described above, the Committee may permit a Participant to make a 401(k) Refund Offset Amount election for a Plan Year, in accordance with the deferral election timing requirements in Section 3.2 below and as further described in a Participant Election form. By way of example, the Committee may permit a Participant to elect to defer a 401(k) Refund Offset Amount for the 2018 Plan Year by submitting an election no later than December 31, 2017; such election would provide for an additional deferral of Base Salary in 2018 equal to any refund amount that is distributed to the Participant during the 2018 Plan Year from a plan qualified pursuant to Code Section 401(k).

Notwithstanding the foregoing, the Committee may determine that one or more types of Compensation will not be made available for deferral for one or more subsequent Plan Years and, consistent with such determination, the impacted types of Compensation will not appear on a Participant Election form.

3.2 Timing of Deferral Elections; Effect of Participant Election(s).

(a) General Timing Rule for Deferral Elections. Except as otherwise provided in this Section 3.2, in order for a Participant to make a valid election to defer Compensation, the Participant must submit Participant Election(s) on or before the deadline established by the Committee, which will be no later than the December 31st preceding the Plan Year in which such compensation will be earned.

Any deferral election made in accordance with this Section 3.2(a) will be irrevocable; provided, however, that if the Committee permits or requires Participants to make a deferral election by the deadline described above for an amount that qualifies as Performance-Based Compensation, the Committee may permit a Participant to subsequently change his or her deferral election for such compensation by submitting new Participant Election(s) in accordance with Section 3.2(c) below.

(b) Timing of Deferral Elections for New Plan Participants. An Eligible Employee who first becomes eligible to participate in the Plan on or after the beginning of a Plan Year, as determined in accordance with Treas. Reg. §1.409A-2(a)(7)(ii) and the “plan aggregation” rules provided in Treas. Reg. §1.409A-1(c)(2), may be permitted to make an election to defer the portion of Compensation attributable to services to be performed after such election, provided that the Participant submits Participant Election(s) on or before the deadline established by the Committee, which in no event will be later than thirty (30) days after the Participant first becomes eligible to participate in the Plan.

If a deferral election made in accordance with this Section 3.2(b) relates to compensation earned based upon a specified performance period, unless the requirements of Section 3.2(c) are satisfied, the amount eligible for deferral will be limited to the Compensation paid for services performed after the date of the election. An election will be presumed to be limited to the Compensation paid for services performed after the date of the election if the amount eligible for deferral is equal to (i) the total amount of Compensation for the performance period, multiplied by (ii) a fraction, the numerator of which is the number of days remaining in the performance period after the date of the Participant’s deferral election and the denominator of which is the total number of days in the performance period.

Any deferral election made in accordance with this Section 3.2(b) will become irrevocable no later than the 30th day after the date the Participant first becomes eligible to participate in the Plan.

(c) Timing of Deferral Elections for Performance-Based Compensation. Subject to the limitations described below, the Committee may determine that an irrevocable deferral election for an amount that qualifies as Performance-Based Compensation may be made by submitting Participant Election(s) on or before the deadline established by the Committee, which in no event will be later than six (6) months before the end of the performance period.

In order for a Participant to be eligible to make a deferral election for Performance-Based Compensation in accordance with the deadline established pursuant to this Section 3.2(c), the Participant must have performed services continuously from the later of (i) the beginning of the performance period for such compensation, or (ii) the date upon which the performance criteria for such compensation are established, through the date upon which the Participant makes the deferral election for such compensation. In no event will a deferral election submitted under this Section 3.2(c) be permitted to apply to any amount of Performance-Based Compensation that has become readily ascertainable.

(d) Timing Rule for Deferral of Compensation Subject to Risk of Forfeiture. With respect to compensation (i) to which a Participant has a legally binding right to payment in a subsequent year, and (ii) that is subject to a forfeiture condition requiring the Participant’s continued services for a period of at least twelve (12) months from the date the Participant obtains the legally binding right, the Committee may determine that an irrevocable deferral election for such compensation may be made by timely delivering Participant Election(s) to the Committee in accordance with its rules and procedures, no later than the 30th day after the Participant obtains the legally binding right to the compensation, provided that the election is made at least twelve (12) months in advance of the earliest date at which the forfeiture condition could lapse, as determined in accordance with Treas. Reg. §1.409A-2(a)(5).

Any deferral election(s) made in accordance with this Section 3.2(d) will become irrevocable no later than the 30th day after the Participant obtains the legally binding right to the compensation subject to such deferral election(s).

(e) Separate Deferral Elections for Each Plan Year. In order to defer Compensation for a Plan Year, a Participant must submit a separate deferral election with respect to Compensation for such Plan Year by affirmatively filing a Participant Election during the enrollment period established by the Committee prior to the beginning of such Plan Year (or at such other time contemplated under this Section 3.2), which election will be effective on the first day of the next following Plan Year (unless otherwise specified on the Participant Election).

3.3 Company Contributions.

(a) Discretionary Company Contributions. The Company will have the discretion to credit Company Contributions to the Plan at any time and in any amount on behalf of any Participant. Company Contributions may be credited in the complete and sole discretion of the Company and no Participant will have the right to receive any Company Contribution in any particular Plan Year regardless of whether Company Contributions are credited on behalf of other Participants.

(b) Company Qualified Plan Makeup Contributions. The Company will allocate a Company Contribution credit on behalf of the Participant for each Plan Year in which the Participant makes a deferral under this Plan, which will equal the maximum Company Contributions that would have been provided to the Participant under the Qualified Plan had the Participant elective deferrals under this Plan been made to the Qualified Plan for such Plan Year. The Company Contribution for Qualified Plan makeup for each Plan Year will be reduced by the amount of Company matching contributions actually credited to the Participant under the Qualified Plan for such Plan Year.

(c) Distribution of Company Contributions. Company Contributions to a Participant’s Company Contribution Account will be distributable at the time and in the form applicable to the Participant’s Separation Account, unless the Committee has designated an alternative time and form of distribution for one or more Company Contributions in accordance with Treas. Reg. §1.409A-2(a)(2); in such event, the applicable Company Contribution(s) will be distributable at the time and in the form designated by the Committee without regard to Article 6 of this Plan.

3.4 Investment Elections.

(a) Participant Designation. At the time of entering the Plan and/or of making a deferral election under the Plan, the Participant will designate, on a Participant Election provided by the Committee, the Funds in which the Participant’s Accounts will be deemed to be invested for purposes of determining the amount of earnings and losses to be credited to each Account. The Participant may specify that all or any percentage of his or her Accounts will be deemed to be invested, in whole percentage increments, in one or more of the Funds selected as alternative investments under the Plan from time to time by the Committee pursuant to subsection (b) of this Section. If a Participant fails to make an election among the Funds as described in this Section, the Participant’s Account balance will automatically be allocated into the specified default Fund, as determined by the Committee in its sole discretion. A Participant may change any designation made under this Section as permitted by the Committee by filing a revised election, on a Participant Election provided by the Committee. Notwithstanding the foregoing, the Committee, in its sole discretion, may impose limitations on the frequency with which one or more of the Funds elected in accordance with this Section may be added or deleted by such Participant; furthermore, the Committee, in its sole discretion, may impose limitations on the frequency with which the Participant may change the portion of his or her Account balance allocated to each previously or newly elected Fund.

(b) Investment Funds. The Committee may select, in its sole and absolute discretion, each of the types of commercially available investments communicated to the Participant pursuant to subsection (a) of this Section to be the Funds. The Interest Rate of each such commercially available investment will be used to determine the amount of earnings or losses to be credited to the Participant’s Account under Article 4. The Participant’s choice among investments will be solely for purposes of calculation of the Crediting Rate on Accounts. The Company and the Employers will have no obligation to set aside or invest amounts as directed by the Participant and, if the Company and/or the Employer elects to invest amounts as directed by the Participant, the Participant will have no more right to such investments than any other unsecured general creditor.

3.5 Distribution Elections.

(a) Initial Election. At the time of making a deferral election under the Plan, the Participant will designate the time and form of distribution of deferrals made pursuant to such election (together with any earnings credited thereon) from among the alternatives specified under Article 6 for the applicable distribution. At the time of a Participant’s initial enrollment in the Plan, a Participant must elect the form of distribution for the Separation Account, and for purposes of distribution any Company Contributions will be allocated to such Separation Account elected during the Participant’s initial enrollment unless the Committee has designated an alternative time and form of distribution for one or more Company Contributions in accordance with Treas. Reg. §1.409A-2(a)(2). Distribution elections for a given Plan Year will relate solely to that Plan Year. A new distribution election among the available Accounts provided under Section 4.1 may be made at the time of subsequent deferral elections.

(b) Modification of Election. A distribution election with respect to previously deferred amounts may only be changed under the terms and conditions specified in Code Section 409A and this Section. Except as permitted under Code Section 409A, no acceleration of a distribution is permitted. A subsequent election that changes the form of payment for the Separation Account, or delays payment or changes the form of payment for a Scheduled Distribution Account will be permitted if and only if all of the following requirements are met:

(i) the new election does not take effect until at least twelve (12) months after the date on which the new election is made;

(ii) the new election delays payment for at least five (5) years from the date that payment would otherwise have been made, absent the new election; and

(iii) in the case of payments made according to a Scheduled Distribution, the new election is made not less than twelve (12) months before the date on which payment would have been made (or, in the case of installment payments, the first installment payment would have been made) absent the new election.

For purposes of application of the above change limitations, installment payments will be treated as a single payment under Code Section 409A. By way of clarification, no election changes will be permitted as to the time or form of distribution applicable in the event of a Disability or death. Election changes made pursuant to this Section will be made in accordance with rules established by the Committee and will comply with all requirements of Code Section 409A and applicable authorities.

ARTICLE 4

ACCOUNTS

4.1 Deferral Accounts. The Committee will establish and maintain up to six (6) Deferral Accounts for each Participant under the Plan, of which one (1) will be the Separation Account and the remainder will be Scheduled Distribution Accounts. Each Participant’s Deferral Accounts will be further divided into separate subaccounts (“Fund Subaccounts”), each of which corresponds to a Fund designated pursuant to Section 3.4. A Participant’s Deferral Accounts will be credited as follows:

(a) As soon as reasonably possible after amounts are withheld and deferred from a Participant’s Compensation, the Committee will credit the Fund Subaccounts of the Participant’s Deferral Accounts with an amount equal to Compensation deferred by the Participant in accordance with the designation under Section 3.4; that is, the portion of the Participant’s deferred Compensation designated to be deemed to be invested in a Fund will be credited to the Fund Subaccount to be invested in that Fund;

(b) Each business day, each Fund Subaccount of a Participant’s Deferral Accounts will be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such Fund Subaccount as of the prior day, less any distributions valued as of the end of the prior day, by the Interest Rate for the corresponding Fund as determined by the Committee pursuant to Section 3.4(b); and

(c) In the event that a Participant elects for a given Plan Year’s deferral of Compensation a Scheduled Distribution, all amounts attributed to the deferral of Compensation for such Plan Year will be accounted for in a manner which allows separate accounting for the deferral of Compensation and investment gains and losses associated with amounts allocated to each such separate Scheduled Distribution.

4.2 Company Contribution Account. The Committee will establish and maintain a Company Contribution Account for each Participant under the Plan. For purposes of a Participant’s distribution elections, Company Contributions will be subject to distribution in the form applicable to the Separation Account, except as otherwise provided herein. Each Participant’s Company Contribution Account will be further divided into separate Fund Subaccounts corresponding to the Fund designated pursuant to Section 3.4(a). A Participant’s Company Contribution Account will be credited as follows:

(a) As soon as reasonably possible after a Company Contribution is made, the Company will credit the Fund Subaccounts of the Participant’s Company Contribution Account with an amount equal to the Company Contributions, if any, made on behalf of that Participant, that is, the proportion of the Company Contributions, if any, designated to be deemed to be invested in a certain Fund will be credited to the Fund Subaccount to be invested in that Fund; and

(b) Each business day, each Fund Subaccount of a Participant’s Company Contribution Account will be credited with earnings or losses in an amount equal to that determined by multiplying the balance credited to such Fund Subaccount as of the prior day, less any distributions valued as of the end of the prior day, by the Interest Rate for the corresponding Fund as determined by the Committee pursuant to Section 3.4(b).

4.3 Trust. The Company will be responsible for the payment of all benefits under the Plan. At its discretion, the Company may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan. Such trust or trusts may be irrevocable, but the assets thereof will be subject to the claims of the Company’s creditors. Benefits paid to the Participant from any such trust or trusts will be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.

4.4 Statement of Accounts. The Committee will provide each Participant with electronic statements at least quarterly setting forth the Participant’s Account balance as of the end of each applicable period.

ARTICLE 5

VESTING

5.1 Vesting of Deferral Accounts. The Participant will be vested at all times in amounts credited to the Participant’s Deferral Accounts.

5.2 Vesting of Company Contribution Account.

(a) Amounts credited to the Participant’s Company Contribution Account will be vested based upon the schedule or schedules determined by the Company in its sole discretion and communicated to the Participant.

(b) In the event of a Participant’s Disability or death prior to Separation from Service, or involuntary Separation from Service for a reason other than Cause within two years following a Change in Control, regardless of the Participant’s vesting schedule provided above, the Participant’s Company Contribution Account will be fully vested.

ARTICLE 6

DISTRIBUTIONS

6.1 Separation Distributions.

(a) Timing and Form of Separation Distributions. Except as otherwise provided herein, in the event of a Participant’s Separation from Service, the Distributable Amount credited to the Participant’s (i) Separation Account (including all vested Company Contributions) and (ii) any Scheduled Distribution Accounts that have not commenced distribution as of the time of the Separation from Service, will be paid to the Participant in a lump sum on the Payment Date following the Participant’s Separation from Service, unless the Participant has made an alternative benefit election in accordance with Section 3.5 on a timely basis to receive such Distributable Amount in substantially equal annual installments over up to fifteen (15) years. A Participant may change the form of distribution for the Separation Account, provided such revised election complies with the requirements of Section 3.5.

(b) Small Benefit Exception. Notwithstanding any other Separation Account distribution election to the contrary, if at the time of the Participant’s Separation from Service the total Distributable Amount in the Participant’s Accounts is less than or equal to fifty thousand dollars ($50,000), the Distributable Amount payable by reason of the Participant’s Separation from Service (consisting of the Participant’s Separation Account, including all vested Company Contributions, and any Scheduled Distribution Accounts that have not commenced distribution) will be payable in a lump sum on the Payment Date.

(c) Separation from Service following Change in Control Event. Notwithstanding any Participant election under Section 6.1(a) to the contrary, in the event that a Participant’s Separation from Service occurs within two (2) years following a Change in Control Event, such Participant’s Separation Account (including all vested Company Contributions) and any Scheduled Distribution Accounts that have not commenced distribution will be distributed in the form of a lump sum on the Payment Date following the Participant’s Separation from Service.

6.2 Disability Distributions. Except as otherwise provided herein, in the event of a Participant’s Disability prior to Separation from Service, the Distributable Amount credited to the Participant’s Separation Account (including all vested Company Contributions) and any Scheduled Distribution Accounts that have not commenced distribution will be payable to the Participant in a lump sum on the Payment Date following the Participant’s Disability.

6.3 Death Benefits. Notwithstanding any provision in this Plan to the contrary, in the event that the Participant dies prior to complete distribution of his or her Accounts under the Plan, the Participant’s Beneficiary will receive a death benefit equal to the Distributable Amount (or remaining Distributable Amount in the event installment payments have commenced) credited to the Participant’s Deferral Accounts and Company Contribution Account in a lump sum on the Payment Date following the Participant’s death.

6.4 Scheduled Distributions.

(a) Scheduled Distribution Election. Participants will be entitled to designate one or more Deferral Accounts as Scheduled Distribution Accounts in accordance with Sections 3.5 and 4.1. In the case of a Participant who has elected to receive a Scheduled Distribution, on the applicable Payment Date such Participant will receive the Distributable Amount, with respect to the specified deferrals, including earnings thereon, which have been elected by the Participant to be subject to such Scheduled Distribution election in accordance with Section 3.5. The Committee will determine the earliest commencement date that may be elected by the Participant for each Scheduled Distribution Account and such date will be indicated on the Participant Election. The Participant may elect to receive the Scheduled Distribution Account in a single lump sum or substantially equal annual installments over a period of up to five (5) years. A Participant may delay and change the form of a Scheduled Distribution Account, provided such revised election complies with the requirements of Section 3.5. By way of clarification, the Company Contribution Account will not be distributable as a Scheduled Distribution.

(b) Relationship to Other Benefits.

(i) In the event of a Participant’s Separation from Service, Disability or death prior to the initial Payment Date for one or more Scheduled Distribution Accounts, such Scheduled Distribution Accounts will not be distributed under this Section 6.4, but rather will be distributed in accordance with the other applicable Sections of this Article 6. In accordance with Section 6.1(a), in the event of the Participant’s Separation from Service any such uncommenced Scheduled Distribution Accounts will be distributable in the form applicable to the Separation Account.

(ii) In the event of a Participant’s Separation from Service or Disability after one or more Scheduled Distribution Accounts has commenced installment payments on the applicable Payment Date, such Scheduled Distribution Accounts will continue to be paid at the same time and in the same form as if the Separation from Service or Disability, as applicable, had not occurred.

(iii) In the event of a Participant’s death after one or more Scheduled Distribution Accounts has commenced installment payments on the applicable Payment Date, the remaining Distributable Amount of such Scheduled Distribution Accounts will be distributed in accordance with Section 6.3.

6.5 Hardship Distributions.

(a) Upon a finding that the Participant has suffered a Financial Hardship, in accordance with Code Section 409A, the Committee may, at the request of the Participant, accelerate distribution of benefits and/or approve cancellation of deferral elections under the Plan, subject to the following conditions:

(i) The request to take a Hardship Distribution will be made by filing a form provided by and filed with the Committee prior to the end of any calendar month.

(ii) Upon a finding that the Participant has suffered a Financial Hardship in accordance with Treasury Regulations promulgated under Code Section 409A, the Committee may, at the request of the Participant, accelerate distribution of benefits and/or approve cancellation of current deferral elections under the Plan in the amount reasonably necessary to alleviate such Financial Hardship. The amount distributed pursuant to this Section with respect to the Financial Hardship will not exceed the amount necessary to satisfy such Financial Hardship, plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship).

(iii) The amount (if any) determined by the Committee as a Hardship Distribution will be paid in a single cash lump sum as soon as practicable after the end of the calendar month in which the Hardship Distribution determination is made by the Committee.

(b) In the event a Participant receives a hardship distribution under an Employer’s qualified 401(k) plan pursuant to Treas. Reg. §1.401(k)-1(d)(3), the Committee may (i) cancel the Participant’s current deferral elections under this Plan and/or (ii) preclude the Participant from submitting additional deferral elections pursuant to Article 3, to the extent deemed necessary to comply with Treas. Reg. §1.401(k)-1(d)(3).

6.6 Limited Cashouts. Notwithstanding any provision in this Plan to the contrary, the Committee may, in its sole discretion, distribute in a mandatory lump sum any Participant’s entire Deferral Accounts and/or Company Contribution Account under the Plan, provided that any such distribution is made in accordance with the requirements of Treas. Reg. §1.409A-3(j)(4)(v) or its successor (each such payment, a “Limited Cashout”). Specifically, any such Limited Cashout pursuant to this Section 6.6 will be subject to the following requirements:

(a) The Committee’s exercise of discretion to make the Limited Cashout will be evidenced in writing no later than the date of the lump sum payment;

(b) The lump sum payment will result in the termination and liquidation of the entirety of the Participant’s Deferral Accounts and/or Company Contribution Account under the Plan, as applicable, as well as the Participant’s interest in all other plans, agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Treas. Reg. §1.409A–1(c)(2) with the Account(s) that is being distributed from this Plan; and

(c) The lump sum payment (and the Participant’s entire interest in any and all other “plans” that would be aggregated with the Account(s) being distributed from this Plan in accordance with Treas. Reg. §1.409A–1(c)(2)) is not greater than the applicable dollar amount under Code Section 402(g)(1)(B) at the time of the Limited Cashout.

Any such Limited Cashout will be calculated as of the last business day of the month in which the Committee’s determination to make the Limited Cashout occurs, and such lump sum payment will be made within sixty (60) days following such determination.

ARTICLE 7

PAYEE DESIGNATIONS AND LIMITATIONS

7.1 Beneficiaries.

(a) Beneficiary Designation. The Participant will have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan will be made in the event of the Participant’s death. If the Participant names someone other than his or her spouse as a Beneficiary, the Committee may, in its sole discretion, determine that spousal consent is required to be provided in a form designated by the Committee, executed by such Participant’s spouse and returned to the Committee. The Beneficiary designation will be effective when it is submitted to and acknowledged by the Committee during the Participant’s lifetime in the format prescribed by the Committee.

(b) Absence of Valid Designation. If a Participant fails to designate a Beneficiary as provided above, or if every person designated as Beneficiary predeceases the Participant or dies prior to complete distribution of the Participant’s benefits, such payments will be made to such Participant’s surviving spouse. If there is no surviving spouse, such payments will be made to the participants surviving children, or if there are no surviving spouse or surviving children, then the Committee will deem the Participant’s estate or the trustee of a testamentary or intervivos trust, if one exists, to be the Beneficiary and will direct the distribution of such benefits to the Participant’s estate or trustee.

7.2 Payments to Minors. In the event any amount is payable under the Plan to a minor, payment will not be made to the minor, but instead such payment will be made (a) to that person’s living parent(s) to act as custodian, (b) if that person’s parents are then divorced, and one parent is the sole custodial parent, to such custodial parent, to act as custodian, or (c) if no parent of that person is then living, to a custodian selected by the Committee to hold the funds for the minor under the Uniform Transfers or Gifts to Minors Act in effect in the jurisdiction in which the minor resides. If no parent is living and the Committee decides not to select another custodian to hold the funds for the minor, then payment will be made to the duly appointed and currently acting guardian of the estate for the minor or, if no guardian of the estate for the minor is duly appointed and currently acting within sixty (60) days after the date the amount becomes payable, payment will be deposited with the court having jurisdiction over the estate of the minor.

7.3 Payments on Behalf of Persons Under Incapacity. In the event that any amount becomes payable under the Plan to a person who, in the sole judgment of the Committee, is considered by reason of physical or mental condition to be unable to give a valid receipt therefore, the Committee may direct that such payment be made to any person found by the Committee, in its sole judgment, to have assumed the care of such person. Any payment made pursuant to such determination will constitute a full release and discharge of any and all liability of the Committee, the Company, or any Related Company, under the Plan.

ARTICLE 8

LEAVE OF ABSENCE

8.1 Paid Leave of Absence. If a Participant is authorized by the Participant’s Employer to take a paid leave of absence from the employment of the Employer, and such leave of absence does not constitute a Separation from Service, (a) the Participant will continue to be considered eligible for the benefits provided under the Plan, and (b) deferrals will continue to be withheld during such paid leave of absence in accordance with Article 3.

8.2 Unpaid Leave of Absence. If a Participant is authorized by the Participant’s Employer to take an unpaid leave of absence from the employment of the Employer for any reason, and such leave of absence does not constitute a Separation from Service, such Participant will continue to be eligible for the benefits provided under the Plan. During the unpaid leave of absence, the Participant will not be allowed to make any additional deferral elections. However, if the Participant returns to employment, the Participant may elect to defer for the Plan Year following his or her return to employment and for every Plan Year thereafter while a Participant in the Plan, provided such deferral elections are otherwise allowed and a Participant Election is delivered to and accepted by the Committee for each such election in accordance with Article 3 above.

ARTICLE 9

ADMINISTRATION

9.1 Committee. The Plan will be administered by a Committee appointed by the Board, which will have the exclusive right and full discretion (a) to appoint agents to act on its behalf, (b) to select and establish Funds, (c) to interpret the Plan, (d) to decide any and all matters arising hereunder (including the right to remedy possible ambiguities, inconsistencies, or admissions), (e) to make, amend and rescind such rules as it deems necessary for the proper administration of the Plan and (f) to make all other determinations and resolve all questions of fact necessary or advisable for the administration of the Plan, including determinations regarding eligibility for benefits payable under the Plan. All interpretations of the Committee with respect to any matter hereunder will be final, conclusive and binding on all persons affected thereby. No member of the Committee or agent thereof will be liable for any determination, decision, or action made in good faith with respect to the Plan. The Company will indemnify and hold harmless the members of the Committee and its agents from and against any and all liabilities, costs, and expenses incurred by such persons as a result of any act, or omission, in connection with the performance of such persons’ duties, responsibilities, and obligations under the Plan, other than such liabilities, costs, and expenses as may result from the bad faith, willful misconduct, or criminal acts of such persons.

9.2 Claims Procedure. Any Participant, former Participant or Beneficiary may file a written claim with the Committee setting forth the nature of the benefit claimed, the amount thereof, and the basis for claiming entitlement to such benefit. The Committee will determine the validity of the claim and communicate a decision to the claimant promptly and, in any event, not later than ninety (90) days after the date of the claim. The claim may be deemed by the claimant to have been denied for purposes of further review described below in the event a decision is not furnished to the claimant within such ninety (90) day period. If additional information is necessary to make a determination on a claim, the claimant will be advised of the need for such additional information within forty-five (45) days after the date of the claim. The claimant will have up to one hundred eighty (180) days to supplement the claim information, and the claimant will be advised of the decision on the claim within forty-five (45) days after the earlier of the date the supplemental information is supplied or the end of the one hundred eighty (180) day period. Every claim for benefits which is denied will be denied by written notice setting forth in a manner calculated to be understood by the claimant (a) the specific reason or reasons for the denial, (b) specific reference to any provisions of the Plan (including any internal rules, guidelines, protocols, criteria, etc.) on which the denial is based, (c) description of any additional material or information that is necessary to process the claim, and (d) an explanation of the procedure for further reviewing the denial of the claim and will include an explanation of the claimant’s right to submit the claim for binding arbitration in the event of an adverse determination on review.

9.3 Review Procedures. Within sixty (60) days after the receipt of a denial on a claim, a claimant or his/her authorized representative may file a written request for review of such denial. Such review will be undertaken by the Committee and will be a full and fair review. The claimant will have the right to review all pertinent documents. The Committee will issue a decision not later than sixty (60) days after receipt of a request for review from a claimant unless special circumstances, such as the need to hold a hearing, require a longer period of time, in which case a decision will be rendered as soon as possible but not later than one hundred twenty (120) days after receipt of the claimant’s request for review. The decision on review will be in writing and will include specific reasons for the decision written in a manner calculated to be understood by the claimant with specific reference to any provisions of the Plan on which the decision is based and will include an explanation of the claimant’s right to submit the claim for binding arbitration in the event of an adverse determination on review.

ARTICLE 10

MISCELLANEOUS

10.1 Termination of Plan. Although each Employer anticipates that it will continue the Plan for an indefinite period of time, there is no guarantee that any Employer will continue the Plan or will not terminate the Plan at any time in the future. Accordingly, each Employer reserves the right to terminate the Plan with respect to all of its Participants. In the event of a Plan termination, no new deferral elections will be permitted for the affected Participants and such Participants will no longer be eligible to receive new Company Contributions. However, after the Plan termination the Account balances of such Participants will continue to be credited with deferrals attributable to any deferral election that was in effect prior to the Plan termination to the extent deemed necessary to comply with Code Section 409A and related Treasury Regulations, and additional amounts will continue to be credited or debited to such Participants’ Account balances pursuant to Article 4. In addition, following a Plan termination, Participant Account balances will remain in the Plan and will not be distributed until such amounts become eligible for distribution in accordance with the other applicable provisions of the Plan. Notwithstanding the preceding sentence, to the extent permitted by Treas. Reg. §1.409A-3(j)(4)(ix) or as otherwise permitted under Code Section 409A, the Employer may provide that upon termination of the Plan, all Account balances of the Participants will be distributed, subject to and in accordance with any rules established by such Employer deemed necessary to comply with the applicable requirements and limitations of Code Section 409A.

10.2 Amendment. Any Employer may, at any time, amend or modify the Plan in whole or in part with respect to that Employer. Notwithstanding the foregoing, no amendment or modification will be effective to decrease the value of a Participant’s vested Account balance in existence at the time the amendment or modification is made.

10.3 Unsecured General Creditor. The benefits paid under the Plan will be paid from the general assets of the Company, and the Participant and any Beneficiary or their heirs or successors will be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder. Any reference in this Plan to Company Contributions or other contributions are intended to refer to credits allocated on a notional basis to the recordkeeping Accounts maintained for each Participant. It is the intention of the Company that this Plan be unfunded for purposes of ERISA and the Code.

10.4 Restriction Against Assignment. The Company will pay all amounts payable hereunder only to the person or persons designated by the Plan and not to any other person or entity. No part of a Participant’s Accounts will be liable for the debts, contracts, or engagements of any Participant, Beneficiary, or their successors in interest, nor will a Participant’s Accounts be subject to execution by levy, attachment, or garnishment or by any other legal or equitable proceeding, nor will any such person have any right to alienate, anticipate, sell, transfer, commute, pledge, encumber, or assign any benefits or payments hereunder in any manner whatsoever. No part of a Participant’s Accounts will be subject to any right of offset against or reduction for any amount payable by the Participant or Beneficiary, whether to the Company or any other party, under any arrangement other than under the terms of this Plan.

10.5 Withholding. The Participant will make appropriate arrangements with the Company for satisfaction of any federal, state or local income tax withholding requirements, Social Security and other employee tax or other requirements applicable to the granting, crediting, vesting or payment of benefits under the Plan. There will be deducted from each payment made under the Plan or any other Compensation payable to the Participant (or Beneficiary) all taxes that are required to be withheld by the Company in respect to such payment or this Plan. To the extent permissible under Code Section 409A, the Company will have the right to reduce any payment (or other Compensation) by the amount of cash sufficient to provide the amount of said taxes.

10.6 Code Section 409A. The Company intends that the Plan comply with the requirements of Code Section 409A (and all applicable Treasury Regulations and other guidance issued thereunder) and will be operated and interpreted consistent with that intent. Notwithstanding the foregoing, the Company makes no representation that the Plan complies with Code Section 409A.

10.7 Effect of Payment. Any payment made in good faith to a Participant or the Participant’s Beneficiary will, to the extent thereof, be in full satisfaction of all claims against the Committee, its members, the Employer and the Company.

10.8 Errors in Account Statements, Deferrals or Distributions. In the event an error is made in an Account statement, such error will be corrected on the next statement following the date such error is discovered. In the event of an operational error, including, but not limited to, errors involving deferral amounts, overpayments or underpayments, such operational error will be corrected in a manner consistent with and as permitted by any correction procedures established under Code Section 409A. If any portion of a Participant’s Account(s) under this Plan is required to be included in income by the Participant prior to receipt due to a failure of this Plan to comply with the requirements of Code Section 409A, the Committee may determine that such Participant will receive a distribution from the Plan in an amount equal to the lesser of (i) the portion of his or her Account required to be included in income as a result of the failure of the Plan to comply with the requirements of Code Section 409A, or (ii) the unpaid vested Account balance.

10.9 Domestic Relations Orders. Notwithstanding any provision in this Plan to the contrary, in the event that the Committee receives a domestic relations order, as defined in Code Section 414(p)(1)(B), pursuant to which a court has determined that a spouse or former spouse of a Participant has an interest in the Participant’s benefits under the Plan, the Committee will have the right to immediately distribute the spouse’s or former spouse’s vested interest in the Participant’s benefits under the Plan to such spouse or former spouse to the extent necessary to fulfill such domestic relations order, provided that such distribution is in accordance with the requirements of Code Section 409A.

10.10 Employment Not Guaranteed. Nothing contained in the Plan nor any action taken hereunder will be construed as a contract of employment or as giving any Participant any right to continue the provision of services in any capacity whatsoever to the Employer.

10.11 No Guarantee of Tax Consequences. The Employer, Company, Board and Committee make no commitment or guarantee to any Participant that any federal, state or local tax treatment will apply or be available to any person eligible for benefits under the Plan and assume no liability whatsoever for the tax consequences to any Participant.

10.12 Successors of the Company. The rights and obligations of the Company under the Plan will inure to the benefit of, and will be binding upon, the successors and assigns of the Company.

10.13 Notice. Any notice or filing required or permitted to be given to the Company or the Participant under this Agreement will be sufficient if in writing and hand-delivered, or sent by registered or certified mail, in the case of the Company, to the principal office of the Company, directed to the attention of the Committee, and in the case of the Participant, to the last known address of the Participant indicated on the employment records of the Company. Such notice will be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification. Notices to the Company may be permitted by electronic communication according to specifications established by the Committee.

10.14 Headings. Headings and subheadings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.

10.15 Gender, Singular and Plural. All pronouns and any variations thereof will be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.

10.16 Governing Law. The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA. To the extent any provision of, or legal issue relating to, this Plan is not fully preempted by federal law, such issue or provision will be governed by the laws of the State of California.

10.17 Entire Agreement. Unless specifically indicated otherwise, this Plan supersedes any and all prior communications, understandings, arrangements or agreements between the parties, including the Employer, the Company, the Board, the Committee and any and all Participants, whether written, oral, express or implied relating thereto.

10.18 Binding Arbitration. Any claim, dispute or other matter in question of any kind relating to this Plan which is not resolved by the claims procedures under this Plan will be settled by arbitration in accordance with the applicable employment dispute resolution rules of the American Arbitration Association. Notice of demand for arbitration will be made in writing to the opposing party and to the American Arbitration Association within a reasonable time after the claim, dispute or other matter in question has arisen. In no event will a demand for arbitration be made after the date when the applicable statute of limitations would bar the institution of a legal or equitable proceeding based on such claim, dispute or other matter in question. The decision of the arbitrators will be final and may be enforced in any court of competent jurisdiction. The arbitrators may award reasonable fees and expenses to the prevailing party in any dispute hereunder and will award reasonable fees and expenses in the event that the arbitrators find that the losing party acted in bad faith or with intent to harass, hinder or delay the prevailing party in the exercise of its rights in connection with the matter under dispute.

IN WITNESS WHEREOF, the Board of the Company has approved the adoption of this Plan as of the Effective Date and has caused the Plan to be executed by its duly authorized representative this 1st day of May, 2017.

VCA INC.

/s/ Robert L. Antin
Robert L. Antin, Chief Executive Officer